Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-231975) on Form S-3 and (No. 333-227155, No. 333-231973 and No. 333-231974) on Form S-8 of Lazydays Holdings, Inc. of our report dated October 18, 2021, relating to the combined financial statements of BYRV, Inc. and BYRV Washington, Inc., appearing in this Current Report on Form 8-K.

/s/ RSM US LLP

Orlando, Florida

October 18, 2021